Exhibit 97.1

Safe and Green Development Corp.

Clawback Policy

The Board of Directors (the “Board”) of Safe and Green Development Corp. (the “Company”) has determined that it is in the best interests of the Company to adopt this Clawback Policy (this “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608.

1. Definitions

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Clawback Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The“date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq Stock Market (“Nasdaq”).

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary is deemed an “Executive Officer” if the executive officer performs such policy making functions for the Company.

“Financial Reporting Measure” means any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”) to qualify as a “Financial Reporting Measure.” For purposes of this Policy, Financial Reporting Measures include, but are not limited to, stock price and total stockholder return.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

2. Policy Application.

This Policy applies to Incentive-Based Compensation received by an Executive Officer (a) after beginning services as an Executive Officer; (b) if that person served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.

3. Policy Recovery Requirement.

In the event the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly recoup the amount of any Erroneously Awarded Compensation received by any Executive Officer during the Clawback Period. In the event of an Accounting Restatement, the Board shall determine, in its sole discretion, the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement.

4. Method of Recoupment.

The Board shall determine, in its sole discretion, the timing and method for promptly recouping such Erroneously Awarded Compensation, which may include without limitation: (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Board may affect recovery under this Policy from any amount otherwise payable to the Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Executive Officer.

The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy except to the extent the Compensation Committee of the Board has determined recovery would be impracticable solely if one (1) of the following limited reasons are met, and subject to the following procedural and disclosure requirements:

●	The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;

●	Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the Company, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq; or
●	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5. No Indemnification of Executives Officers.

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, the Company shall not indemnify any Executive Officers against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officers to fund potential clawback obligations under this Policy.

6. Required Policy-Related Filings.

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by SEC filings.

7. Acknowledgement.

Each Executive Officer shall sign and return to the Company within thirty (30) calendar days following the later of (i) the effective date of this Policy set forth below or (ii) the date such individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

8. Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

9. Policy Not in Limitation

The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.

10. Amendment; Termination.

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

11. Successors.

This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

12. Effective Date.

This Policy shall be effective as of November 21, 2023. The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Executive Officers on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded or granted to Executive Officers prior to such date.

Approved and adopted: November 21, 2023

EXHIBIT A

Safe and Green Development Corp. CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Safe and Green Development Corp. (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

Signature

Print Name

Date

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